Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror and Andrews Consulting Group Evolve Partnership
  By Extending Support for Leading ERP Applications

RapidDecision™ Expands to Include Support for BPCS, MAPICS, and PeopleSoft Applications

MARKHAM, CANADA – (March 16th, 2004) –DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, and Andrews Consulting Group (ACG), a leading consulting firm, announce that ACG’s RapidDecision™ business intelligence solution is expanding to include support for BPCS, MAPICS, and PeopleSoft applications. This expansion allows customers to employ RapidDecision with their preferred ERP package on a wide range of platforms and databases including: DB2 UDB–IBM iSeries, Microsoft SQL 7.0/2000–Microsoft NT/2000, Oracle–Microsoft NT/2000, Oracle–Sun, Oracle–HP/9000, and Oracle–pSeries.

RapidDecision is a pre-packaged, tool-based solution that is designed for real-time analytics against major ERP applications. In addition, RapidDecision can be utilized for structured report distribution, business intelligence, website integration, CRM integration, and SCM integration. RapidDecision uses DataMirror Transformation Server™ as its real-time engine to provide customers with real-time access to data for effective data analysis and reporting.

“We will extend more value to customers by allowing them to convert data from a wider selection of ERP applications into real-time intelligence, which translates to better business decision-making power and full maximization of ERP investments,” says Joseph Guerra, Director, Business Intelligence, Andrews Consulting Group. “We look forward to continuing to work with DataMirror to deliver this enhanced solution to a larger base of companies that employ BPCS, MAPICS, or PeopleSoft applications.”

“By combining ACG’s solid consultancy experience and scalable RapidDecision solution, with our real-time technology, customers are gaining a truly scalable and robust solution for their real-time data integration and business intelligence needs,” says Rean Pretorius, Senior Vice President, Global Channel & Alliances, DataMirror. “This product expansion is another prime example of a company that is extending the scope of its solution to support the heterogeneous environments that most businesses operate in today. We are pleased to be a part of RapidDecision’s growth and success in the market.”

About Andrews Consulting Group
Andrews Consulting Group is a leading consulting firm that helps businesses achieve their goals through technology, process improvement, and design. The company helps a broad range of clients make highly effective use of information systems, develop e-business strategies, and evaluate and utilize new developments such as wireless connectivity and hosted applications. Andrews consulting Group is an IBM Premier Web Integration Partner, a Gold Certified Microsoft .NET Partner, a J2EE leader, and has been named a J.D. Edwards Partner of the Year for several years running. To learn more, visit http://www.andrewscg.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

# # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. RapidDecision is a trademark of Andrews Consulting Group. All other brand or product names are trademarks or registered trademarks of their respective companies.